EXHIBIT 10.5

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (“Agreement”), effective as of May 22, 2018 (the “Effective Date”), is entered into by and between Andrew P. Stone (the “Executive”) and Redwood Trust, Inc., a Maryland corporation (the “Company”), and amends and restates in its entirety that certain Amended and Restated Employment Agreement by and between the Executive and the Company effective February 22, 2017 (as subsequently amended, the “Prior Agreement”).
The Company desires to establish its right to the continued services of the Executive, in the capacity, on the terms and conditions, and subject to the rights of termination hereinafter set forth, and the Executive is willing to accept such employment in such capacity, on such terms and conditions, and subject to such rights of termination.
In consideration of the mutual agreements hereinafter set forth, the Executive and the Company have agreed and do hereby agree as follows:

1. Employment and Responsibilities. During the Term, the Executive shall serve as Executive Vice President and General Counsel of the Company, reporting to the Chief Executive Officer of the Company or his designee, with responsibilities, duties and authority customary for such position. The Executive does hereby accept and agree to such employment. The Chief Executive Officer may, from time to time, in his sole discretion, modify, reassign and/or augment the Executive’s responsibilities, subject to approval by the Board of Directors of the Company (the “Board”), and any such modification, reassignment and/or augmentation shall be deemed a waiver by the Executive of his rights under Section 6(e)(i) hereof only with his express written consent. Any such modification, reassignment or augmentation of responsibilities shall be in writing. The Executive shall devote such time, energy and skill to the performance of his duties for the Company and for the benefit of the Company as may be necessary or required for the effective conduct and operation of the Company’s business. Furthermore, the Executive shall act only in good faith and exercise due diligence and care in the performance of his duties to the Company under this Agreement.

2. Term of Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue through December 31, 2018; provided, however, that (i) on January 1, 2019 and each succeeding January 1, the Term shall automatically be extended for one additional year unless, not later than three months prior to any such January 1, either party shall have given written notice to the other that it does not wish to extend the Term and (ii) such one year extensions of the Term shall not occur on and after the January 1 of the year in which the Executive will attain age sixty-five (65) but instead the Term shall be extended only until the date of the Executive’s sixty-fifth (65th) birthday.

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3. Compensation.
(a) Base Salary. The Company shall pay the Executive, and the Executive agrees to accept from the Company, in payment for his services to the Company a base salary at the rate of $400,000 per year, paid in accordance with the customary payroll practices of the Company subject to annual review and increase by the Board in its sole discretion (the “Base Salary”).
(b) Performance Bonus - Board of Directors’ Discretion. The Executive shall be eligible to receive an annual bonus. The Board in its discretion will determine whether such annual bonus will be paid, the amount of such bonus and its form of payment. The Executive’s target annual bonus amount is 115% of his Base Salary (the “Target Bonus”). If the Board determines in its discretion that the Executive’s performance meets or exceeds the criteria established by the Board for the award of a Target Bonus, the Board may award the Executive the Target Bonus or a higher amount. Likewise, if the Executive’s performance does not meet said criteria, the Board may award a lesser amount, or no bonus may be awarded. Unless otherwise provided in this Agreement, the Executive’s eligibility to receive any bonus under this Section 3(b) shall be expressly conditioned on, among other things, the Executive remaining employed with the Company up through any designated distribution date set by the Board.
(c) Equity Incentive Awards. Executive shall be eligible to receive grants of equity-based long-term incentive awards, which may include options to purchase Company stock, performance or restricted stock units and Company restricted stock contributions to Company’s deferred compensation plan, or other equity-based awards. Such awards shall be determined in the discretion of the Board. In the event of a Change of Control (as defined in the Redwood Trust, Inc. Executive Deferred Compensation Plan) in which the surviving or acquiring corporation does not assume the Executive’s outstanding equity-related awards (including options and equity-based awards granted both before and after the Effective Date) or substitute similar equity-related awards, such equity-related awards shall immediately vest and become exercisable if the Executive’s service with the Company has not terminated before the effective date of the Change of Control; provided, however, that the foregoing provision shall only apply if the Company is not the surviving corporation or if shares of the Company’s common stock are converted into or exchanged for other securities or cash.
(d) Annual Review. The Executive’s performance shall be reviewed at least annually. The performance evaluations shall consider and assess the Executive’s performance of his duties and responsibilities, the timely accomplishment of existing performance objectives, his level of efficiency and overall effectiveness and/or other factors or criteria that the Company, in its sole discretion, may deem relevant. The frequency of performance evaluations may vary depending upon, among other things, length

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of service, past performance, changes in job duties or performance levels. The Board shall, at least annually, review the Executive’s entire compensation package to determine whether it continues to meet the Company’s compensation objectives. Such annual review will include a determination of (i) whether to increase the Base Salary in accordance with Section 3(a); (ii) the incentive performance bonus to be awarded in accordance with Section 3(b); and (iii) the amount and type of any equity awards granted in accordance with Section 3(c). Positive performance evaluations do not guarantee salary increases or incentive bonuses. Salary increases and incentive bonus awards are solely within the discretion of the Board and may depend upon many factors other than the Executive’s performance.

4. Fringe Benefits. The Executive shall be entitled to participate in any benefit programs adopted from time to time by the Company for the benefit of its senior executive employees, and the Executive shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Board.
(a) Benefit Plans. The Executive shall be entitled to participate in any benefit plans relating to equity-based compensation awards, pension, thrift, profit sharing, life insurance, medical coverage, education, deferred compensation, or other retirement or employee benefits available to other senior executive employees of the Company, subject to any restrictions (including waiting periods) specified in such plans and/or related individual agreements. The Company shall make commercially reasonable efforts to obtain medical and disability insurance, and such other forms of insurance as the Board shall from time to time determine, for its senior executive employees.
(b) Paid Time Off. The Executive shall be entitled to twenty-five (25) days of paid time off (“PTO”) per calendar year pursuant to the Company’s policies applicable to similarly situated employees of the Company, as in effect from time to time and consistent with the Executive’s satisfactory performance of the duties set forth in Section 1; provided, however, that the Executive may only accrue up to a maximum of fifty (50) days of PTO. The Executive may use PTO for any reason, including vacation, sick time, personal time and family illness. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

5. Business Expenses. The Company shall reimburse the Executive for any and all necessary, customary and usual expenses, properly receipted in accordance with Company policies, incurred by Executive on behalf of the Company.

6. Termination of Executive’s Employment.
(a) Death. If the Executive dies while employed by the Company, his employment shall immediately terminate. The Company’s obligation to pay the Executive’s Base Salary shall cease as of the

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date of the Executive’s death, and any unpaid Base Salary shall be paid to the Executive’s estate. In addition, within fifteen (15) days of the Executive’s death, the Company shall pay to the Executive’s estate an incentive performance bonus based on Executive’s Target Bonus then in effect, prorated for the number of days of employment completed by the Executive during the year of his death. Executive’s beneficiaries or his estate shall receive benefits in accordance with the Company’s retirement, insurance and other applicable programs and plans then in effect. All stock options or other equity-related awards with time-based vesting, including deferred or restricted stock units, shall vest in full and, in the case of stock options, shall be exercisable for such period as set forth in the applicable award agreement by which such awards are evidenced. All stock options or other equity-related awards with performance-based vesting, including performance stock units, shall remain outstanding and shall continue to be eligible to vest and become payable based on the number of target shares and the performance goals set forth in the applicable award agreement by which such awards are evidenced, with any stock options remaining exercisable for such period as set forth in the applicable award agreement.
(b) Disability. If, as a result of the Executive’s incapacity due to physical or mental illness (“Disability”), Executive shall have been absent from the full-time performance of his duties with the Company for six (6) consecutive months, and, within thirty (30) days after written notice is provided to him by the Company, he shall not have returned to the full-time performance of his duties, the Executive’s employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which the Executive is absent from the full-time performance of his duties with the Company due to Disability, the Company shall continue to pay the Executive his Base Salary at the rate in effect at the commencement of such period of Disability. Subsequent to such termination, the Executive’s benefits shall be determined under the Company’s retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs. In addition, within fifteen (15) days of such termination, the Company shall pay to the Executive an incentive performance bonus based on Executive’s Target Bonus then in effect, prorated for the number of days of employment completed by the Executive during the year in which his employment terminated. The Executive, the Executive’s beneficiaries or his estate shall receive benefits in accordance with the Company’s retirement, insurance and other applicable programs and plans then in effect. All stock options or other equity-related awards with time-based vesting, including deferred or restricted stock units, shall vest in full and, in the case of stock options, shall be exercisable for such period as set forth in the applicable award agreement by which such awards are evidenced. All stock options or other equity-related awards with performance-based vesting, including performance stock units, shall remain outstanding and shall continue to be eligible to vest and become payable based on the number of target shares and the performance goals set forth in the applicable award agreement

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by which such awards are evidenced, with any stock options remaining exercisable for such period as set forth in the applicable award agreement.
(c) Termination By The Company For Cause. The Company may terminate the Executive’s employment under this Agreement for Cause, at any time prior to expiration of the Term of the Agreement; provided, however, that prior to any termination of employment for Cause pursuant to subsection (i), (ii), or (iii) below, the Company must first provide written notice describing the reason for such termination of employment (and, with respect to subsections (ii) and (iii) below, such notice may be provided on the same date as the termination date). For purposes of this Agreement, “Cause” shall mean (i) the Executive’s material failure to substantially perform the reasonable and lawful duties of his position for the Company, which failure shall continue for thirty (30) days after written notice thereof by the Company to the Executive; (ii) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the Executive in respect of the performance of his duties hereunder, his fiduciary obligations or otherwise relating to the business of the Company; (iii) the habitual or repeated neglect of his duties by Executive; (iv) the Executive’s conviction of a felony; (v) theft or embezzlement, or attempted theft or embezzlement, of money or tangible or intangible assets or property of the Company or its employees, customers, clients, or others having business relations with the Company; (vi) any act of moral turpitude by Executive injurious to the interest, property, operations, business or reputation of the Company; or (vii) unauthorized use or disclosure of trade secrets or confidential or proprietary information pertaining to Company business.
In the event of a termination under this Section 6(c), the Company will pay only the portion of Base Salary or previously awarded bonus unpaid as of the termination date. Fringe benefits which have accrued and/or vested on the termination date will continue in effect according to their terms.
(d) Termination By The Company Without Cause. The Company may terminate Executive’s employment hereunder at any time without Cause upon 30 days written notice to Executive or pay in lieu thereof. In the event of a termination under this Section 6(d), the Executive shall be entitled to the benefits set forth in Section 7.
(e) Termination By The Executive For Good Reason. The Executive shall have the right to terminate this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the Executive’s express written consent, of any one or more of the following events:
(i) A material reduction in Executive’s responsibilities; title, duties or authority;
(ii) A material reduction in the Executive’s Base Salary or a material reduction by the Company in the value of the Executive’s total compensation package (salary, bonus opportunity, equity

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incentive award opportunity and benefits) if such a reduction is not made in proportion to an across-the-board reduction for all senior executives of the Company;
(iii) The relocation of the Executive’s principal Company office to a location more than twenty-five (25) miles from its location as of the Effective Date (which location is the Company’s headquarters in Mill Valley, California) except for required travel on the Company’s business to the extent necessary to fulfill the Executive’s obligations under Section 1;
(iv) A failure at any time to renew this Agreement for successive one-year periods pursuant to Section 2;
(v) The complete liquidation of the Company; or
(vi) In the event of a merger, consolidation, transfer, or closing of a sale of all or substantially all the assets of the Company with or to any other individual or entity, the failure of the Company’s successor to affirmatively adopt this Agreement or to otherwise comply with its obligations pursuant to Section 13 below.
Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason for purposes of subclause (i) unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within ninety (90) days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than thirty (30) days after the expiration of the Company’s cure period. In the event of a termination under this Section 6(e), the Executive shall be entitled to the benefits set forth in Section 7.
(f) Termination By The Executive Without Good Reason. The Executive may at any time during the Term terminate his employment hereunder for any reason or no reason by giving the Company notice in writing not less than sixty (60) days in advance of such termination. The Executive shall have no further obligations to the Company after the effective date of termination, as set forth in the notice. In the event of a termination by the Executive under this Section 6(f), the Company will pay only the portion of Base Salary or previously awarded bonus unpaid as of the termination date. Fringe benefits which have accrued and/or vested on the termination date will continue in effect according to their terms.

7. Compensation Upon Termination By the Company without Cause or By The Executive for Good Reason.

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(a) If the Executive’s employment shall be terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to the following benefits:
(i) Payment of Unpaid Base Salary. The Company shall immediately pay the Executive any portion of the Executive’s Base Salary through the date of termination or previously awarded bonus not paid prior to the termination date.
(ii) Severance Payment. The Company shall provide the Executive the following: (x) an amount equal to two (2) times the Executive’s Annual Base Salary as in effect immediately prior to his termination and (y) an amount equal to the Executive’s Annual Base Salary in effect immediately prior to his termination prorated for the number of days of employment completed by the Executive during the year in which his employment is terminated.
(iii) Equity Awards. All stock options or other equity-related awards with time-based vesting, including deferred or restricted stock units, shall vest in full and, in the case of stock options, shall be exercisable for such period as set forth in the applicable award agreement by which such awards are evidenced. If the Executive’s employment shall be terminated by the Company without Cause, all stock options or other equity-related awards with performance-based vesting, including performance stock units, shall remain outstanding and shall continue to be eligible to vest and become payable or exercisable based on (x) the performance goals set forth in the applicable award agreement by which such awards are evidenced and (y) a reduced number of target shares adjusted on a pro-rata basis to reflect the number of days of employment completed during the applicable vesting period in which termination occurs, with any stock options remaining exercisable for such period as set forth in the applicable award agreement. If the Executive’s employment shall be terminated by the Executive for Good Reason, all stock options or other equity-related awards with performance-based vesting, including performance stock units, shall remain outstanding and shall continue to be eligible to vest and become payable based on the number of target shares and the performance goals set forth in the applicable award agreement by which such awards are evidenced, with any stock options remaining exercisable for such period as set forth in the applicable award agreement.
(iv) Continuation of Fringe Benefits. For a period of up to twelve (12) months following the date of Executive’s termination of employment with Company or until the date Executive is no longer eligible for “COBRA” continuation coverage, the Company shall provide the Executive, his spouse and his eligible dependents with access to continued coverage in all group health plans in which he participated as of the last day of the Term upon terms substantially identical to those in effect on the last day of the Term (“Continued Coverage”); provided that if such Continued Coverage would result in penalties under Section 4980B of the Internal Revenue Code of 1986, as amended then the Company may in its sole discretion provide that (i) the Executive shall pay to Company, on an after-tax basis, a monthly amount equal to the full premium cost of the Continued Coverage (determined in accordance with the methodology under the Consolidated

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Omnibus Budget Reconciliation Act of 1985, as amended) for such month and (ii) within 30 days of such premium payment, Company shall reimburse the Executive in cash (less required withholding) an amount equal to the sum of (A) the excess of (x) the full premium cost of the Continued Coverage for such month over (y) any premium amount that would have been payable by the Executive if the Executive had been actively employed by the Company for such month and (B) an additional tax “gross up” payment to cover all estimated applicable local, state and federal income and payroll taxes imposed on the Executive with respect to the Continued Coverage. For the twelve (12) month period following the termination of the Executive’s employment, the Company shall also continue to provide the Executive with all life insurance, disability insurance and other fringe benefits set forth in Section 4 as if the Executive’s employment under the Agreement had not been terminated; provided, however, that such life insurance, disability insurance and other fringe benefits shall cease as of the date the Executive receives such coverage from a subsequent employer.
(v) Payment/Benefit Limitation.  If any payment or benefit due under this Agreement, together with all other payments and benefits that the Executive receives or is entitled to receive from the Company or any of its subsidiaries, affiliates or related entities, would (if paid or provided) constitute an “excess parachute payment” for purposes of Section 280G of the Code, the amounts otherwise payable and benefits otherwise due under this Agreement will either (i) be delivered in full, or (ii) be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code (and therefore, no portion thereof will be subject to the excise tax imposed under Section 4999 of the Code), whichever of the foregoing amounts, taking into account applicable federal, state and local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments and/or benefits may be subject to the excise tax imposed under Section 4999 of the Code.  Unless otherwise specified in writing by the Executive, in the event that the payments and/or benefits are to be reduced pursuant to this Section 7(a)(v), such payments and benefits shall be reduced such that the reduction of cash compensation to be provided to the Executive as a result of this Section 7 is minimized.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.  All determinations required to be made under this Section 7(a)(v) shall be made by the Company's independent public accounting firm (or such other nationally recognized public accounting firm as may be selected by the Company and to which selection the Executive consents (such consent not to be unreasonably withheld)) which shall provide detailed supporting calculations both to the Company and the

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Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a payment or benefit subject to this Section 7(a)(v), or such earlier time as is requested by the Company.
(b) No Mitigation Required; No Other Entitlement To Benefits Under Agreement. The Executive shall not be required in any way to mitigate the amount of any payment provided for in this Section 7, including, without limitation, by seeking other employment, nor shall the amount of any payment provided for in this Section 7 be reduced by any compensation earned by the Executive as the result of employment with another employer after the termination date of employment, or otherwise. Except as set forth in this Section 7, following a termination governed by this Section 7, the Executive shall not be entitled to any other compensation or benefits set forth in this Agreement, except as may be separately negotiated by the parties and approved the Board in writing in conjunction with the termination of Executive’s employment under this Section 7.
(c) Release Agreement. As a condition of receiving any of the payments and benefits set forth in this Section 7, the Executive shall be required to execute a mutual release agreement in the form attached hereto as Exhibit A or Exhibit B, as appropriate, and such release agreement must have become effective in accordance with its terms within 60 days following the termination date. The Company, in its sole discretion, may modify the term of the required release agreement to comply with applicable state law and may incorporate the required release agreement into a termination agreement or other agreement with the Executive
(d) Timing of Severance Payments. Notwithstanding any other provision of this Agreement, all severance payments provided under this Agreement in connection with the termination of the employment of the Executive shall be payable in an amount equal to 75% of such payments on the date that is six months after the termination date, and the remaining 25% shall be payable in six equal monthly installments beginning on the date that is seven months after the termination date and continuing on the same date of each of the five months thereafter.
(e) Timing of Bonus Payments. Notwithstanding any other provision of this Agreement, all bonus payments provided under the Agreement in connection with the termination of the employment of the Executive shall be payable on the date that is six months after the termination date.

8. Disputes Relating To Executive’s Termination of Employment For Good Reason. If the Executive resigns his employment with the Company alleging in good faith as the basis for such resignation “Good Reason” as defined in Section 6(e), and if the Company then disputes the Executive’s right to the payment of benefits under Section 7, the Company shall continue to pay the Executive the full compensation (including, without limitation, his Base Salary) in effect at the date the Executive provided written notice of

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such resignation, and the Company shall continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was then a participant, until the earlier of the expiration of the Term or the date the dispute is finally resolved, either by mutual written agreement of the parties or by application of the provisions of Section 11. For the purposes of this Section 8, the Company shall bear the burden of proving that the grounds for the Executive’s resignation do not fall within the scope of Section 6(e), and there shall be a rebuttable presumption that the Executive alleged such grounds in good faith.

9. Noncompetition Provisions.
(a) Noncompetition. The Executive agrees that during the Term prior to any termination of his employment hereunder, he will not, directly or indirectly, without the prior written consent of a majority of the non-employee members of the Board, manage, operate, join, control, participate in, or be connected as a stockholder (other than as a holder of shares publicly traded on a stock exchange or the NASDAQ National Market System), partner, or other equity holder with, or as an officer, director or employee of, any real estate or mortgage investment organization whose business strategy is competitive with that of the Company, as determined by a majority of the non-employee members of the Board. It is further expressly agreed that the Company will or would suffer irreparable injury if the Executive were to compete with the Company or any subsidiary or affiliate of the Company in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Executive from competing with the Company or any subsidiary or affiliate of the Company, in the areas of business set forth above, in violation of this Agreement.
(b) Duty To Avoid Conflict Of Interest. During his employment by the Company, Executive agrees not to engage or participate in, directly or indirectly, any activities in conflict with the best interests of the Company. The Company shall be the final decision-maker with regard to any conflict of interest issue.
(c) Right To Company Materials. The Executive agrees that all styles, designs, lists, materials, books, files, reports, correspondence, records, and other documents (“Company Materials”) used, prepared, or made available to the Executive shall be and shall remain the property of the Company. Upon the termination of employment or the expiration of this Agreement, the Executive shall immediately return to the Company all Company Materials, and the Executive shall not make or retain any copies thereof.
(d) Nonsolicitation. The Executive promises and agrees that he will not directly or indirectly solicit any of the Company’s employees to work for any competing real estate or mortgage investment organization as determined under Section 9(a) for a period of one (1) year following the occurrence of any

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event entitling the Executive to payments and benefits, provided the Company makes all such payments when due according to the provisions herein.
(e) Confidential And Proprietary Information.
(1) It is hereby acknowledged that Executive has and shall gain knowledge of trade secrets and confidential information owned by or related to the Company and/or its affiliates including but not limited to the following: (i) the names, lists, buying habits and practices of customers, clients or vendors, (ii) marketing and related information, (iii) relationships with the persons or entities with whom or with which the Company has contracted, (iv) their products, designs, software, developments, improvements and methods of operation, (v) financial condition, profit performance and financial requirements, (vi) the compensation paid to employees, (vii) business plans and the information contained therein, and (viii) all other confidential information of, about or concerning the Company, the manner of operation of the Company and other confidential data of any kind, nature or description relating to the Company (collectively, the “Confidential Information”). Confidential Information does not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by Executive; or (B) becomes available to Executive on a non-confidential basis after the termination or expiration of Executive’s obligations under this Agreement from a source other than the Company, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information; or (C) is independently developed after the termination or expiration of Executive’s obligations under this agreement without reference to the Confidential Information, provided such independent development can reasonably be proven by Executive by written records.
(2) The parties hereby acknowledge that the Confidential Information constitutes important, unique, material and confidential trade secrets which affect the successful activities of the Company, and constitute a substantial part of the assets and goodwill of the Company. In view of the foregoing, Executive agrees that he will not at any time whether during or after the term of this Agreement, except as required in the course of Executive’s employment by Company and at its direction and for its sole benefit, in any fashion, form or manner, directly or indirectly (i) use or divulge, disclose, communicate or provide or permit access to any person, firm, partnership, corporation or other entity, any Confidential Information of any kind, nature or description, or (ii) remove from Company’s premises any notes or records relating thereto, or copies or facsimiles thereof (whether made by electronic, electrical, magnetic, optical, laser, acoustic or other means).
(3) Promptly upon the request of Company, and immediately upon the termination of Executive’s employment, Executive shall not transfer to any third person and shall deliver to Company all Confidential Information, and other property belonging to the Company, including all copies thereof, in the possession or under the control of the Executive.

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(4) Executive represents that the performance of all the terms of this Agreement will not conflict with, and will not breach, any other invention assignment agreement, confidentiality agreement, employment agreement or non-competition agreement to which Executive is or has been a party. To the extent that Executive has confidential information or materials of any former employer, Executive acknowledges that the Company has directed Executive to not disclose such confidential information or materials to the Company or any of its employees, and that the Company prohibits Executive from using said confidential information or materials in any work that Executive may perform for the Company. Executive agrees that Executive will not bring with Executive to the Company, and will not use or disclose any confidential, proprietary information, or trade secrets acquired by Executive prior to his employment with the Company. Executive will not disclose to the Company or any of its employees, or induce the Company or any of its employees to use, any confidential or proprietary information or material belonging to any previous employers or others, nor will Executive bring to the Company or use in connection with Executive’s work for the Company copies of any software, computer files, or any other copyrighted or trademarked materials except those owned by or licensed to the Company. Executive represents that he is not a party to any other agreement that will interfere with his full compliance with this Agreement. Executive further agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.
(f) Inventions. Any and all inventions, discoveries or improvements that Executive has conceived or made or may conceive or make during the period of employment relating to or in any way pertaining to or connected with the systems, products, computer programs, software, apparatus or methods employed, manufactured or constructed by the Company or to systems, products, apparatus or methods with respect to which the Company engages in, requests or anticipates research or development, shall be promptly and fully disclosed and described by Executive to the Company and shall be the sole and exclusive property of the Company, and Executive shall assign, and hereby does assign to the Company Executive’s entire right, title and interest in and to all such inventions, discoveries or improvements as well as any modifications or improvements thereto that may be made.
The obligations outlined in this Section 9(f) do not apply to any invention that qualifies fully under California Labor Code Section 2870 or to any rights Executive may have acquired in connection with an invention, discovery or improvement that was developed entirely on Executive’s own time for which no equipment, supplies, facilities or trade secret information of the Company was used and (a) that does not relate directly or indirectly to the business of the Company or to the Company’s actual or demonstrable anticipated research or development, or (b) that does not result from any work performed by Executive for the Company.

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(g) Maryland Law. The Executive agrees, in accordance with Maryland law, to first offer to the Company corporate opportunities learned of solely as a result of his service as an officer of the Company.
(h) Breach. It is expressly agreed that each breach of this Section 9 is a distinct and material breach of this Agreement and that solely a monetary remedy would be inadequate, impracticable and extremely difficult to prove, and that each such breach would cause the Company irreparable harm. It is further agreed that, in addition to any and all remedies available at law or equity (including money damages), either party shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Section, without the necessity of proving actual damages. It is further agreed that either party shall be entitled to seek such equitable relief in any forum, including a court of law, notwithstanding the provisions of Section 11. Either party may pursue any of the remedies described herein concurrently or consecutively in any order as to any such breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any of the other such remedies. Any breach of this Section 9 shall immediately terminate any obligations by the Company to provide Executive with severance and continued benefits pursuant to Section 6 or 7 of this Agreement.
(i) Unenforceability. Should any portion of this Section 9 be deemed unenforceable because of its scope, duration or effect, and only in such event, then the parties expressly consent and agree to such limitation on scope, duration or effect as may be finally adjudicated as enforceable, to give this Section 9 its maximum permissible scope, duration and effect.

10. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

If to the Company:        Redwood Trust, Inc.
Attn: Chief Executive Officer
One Belvedere Place, Suite 300
Mill Valley, CA 94941
Phone: (415) 389-7373
Fax: (415) 381-1773

If to the Executive:        Andrew P. Stone
c/o Redwood Trust, Inc.

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One Belvedere Place, Suite 300
Mill Valley, CA 94941
Phone: (415) 389-7373
Fax: (415) 381-1773

Either party may change such party’s address for notices by notice duly given pursuant hereto.

11. Resolution of Disputes. To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, the Executive’s employment, or the termination of the Executive’s employment (“Arbitrable Claims”) shall be submitted to confidential mediation in San Francisco, California conducted by a mutually agreeable mediator from Judicial Arbitration and Mediation Services (“JAMS”) or its successor, and the cost of JAMS’ mediation fees shall be paid by the Company. In the event that mediation is unsuccessful in resolving the Arbitrable Claims, the Arbitrable Claims shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted by JAMS or its successor, under the then applicable rules of JAMS. The Executive acknowledges that by agreeing to this arbitration procedure, both the Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that the Executive or the Company would be entitled to seek in a court of law, including, without limitation, the award of attorneys’ fees based on a determination of the extent to which each party has prevailed as to the material issues raised in determination of the dispute. The Company shall pay all JAMS’ arbitration fees in excess of those which would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such mediation or arbitration.

12. Termination of Prior Agreements. This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to employment or with respect to the compensation of the Executive by the Company.

EXHIBIT 10.5

13. Assignment Successors. This Agreement is personal in its nature, and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

14. Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of California.

15. Entire Agreement; Headings. This Agreement embodies the entire agreement of the parties with respect to the subject matter hereof, excluding the plans and programs under which compensation and benefits are provided pursuant to Sections 3 and 4 hereof to the extent such plans and programs are not inconsistent with this Agreement, and may be modified only in writing. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

16. Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

17. Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

18. Indemnification. The Company shall indemnify and hold Executive harmless to the maximum extent permitted by Section 2-418 of the Maryland General Corporations Law or its successor statute, or if greater, by the Company’s Bylaws, by any applicable resolution of the Board or by the terms providing the most extensive indemnification contained in any written agreement between the Company and any director or officer of the Company. The Company shall make Executive a named beneficiary under all director and

EXHIBIT 10.5

officer liability policies maintained by the Company from time to time for the benefit of its directors and officers, entitled to all benefits provided thereunder to persons serving in a comparable role as an officer of the Company.

19.    Section 409A. Any payments under this Agreement subject to Section 409A of the Code that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as a termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to the Executive during the six (6)-month period following the Executive’s “separation from service” from the Company (within the meaning of Section 409A of the Code, a “Separation from Service”) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s “separation from service” from the Company

20.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

21. Successor Sections. References herein to sections or rules of the Code or the Securities and Exchange Act of 1934, as amended, shall be deemed to include any successor sections or rules.

[Signature Page Follows]

EXHIBIT 10.5

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto signed this Agreement, as of the Effective Date.

REDWOOD TRUST, INC.

By:	/s/ Christopher J. Abate
Christopher J. Abate
Chief Executive Officer

EXECUTIVE

/s/ Andrew P. Stone
Andrew P. Stone

EXHIBIT 10.5

INDIVIDUAL TERMINATION

EXHIBIT A

RELEASE AGREEMENT
Except as otherwise set forth in this Release Agreement or in Sections 7 and 18 of the Employment Agreement between Andrew P. Stone and Redwood Trust, Inc., Andrew P. Stone (“Executive”) hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date Executive signs this Release Agreement. The Company, its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns, hereby releases Executive and his heirs, executors, successors and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date the Company signs this Release Agreement. This general mutual release includes, but is not limited to: (A) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; (B) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (C) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (D) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (E) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended); provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify Executive pursuant to agreement, the Company’s bylaws or binding resolutions, or applicable law.
Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, and that the consideration given under his Employment Agreement with the Company for the waiver and release in the preceding paragraph hereof is in addition to anything of value to

EXHIBIT 10.5

which he was already entitled. Executive further acknowledges that he has been advised by this writing, as required by the ADEA, that: (A) this waiver and release does not apply to any rights or claims that may arise after the date Executive signs this Release Agreement; (B) Executive should consult with an attorney prior to signing this Release Agreement (although Executive may choose voluntarily not do so); (C) Executive has twenty-one (21) days to consider this Release Agreement (although Executive may choose voluntarily to sign this Release Agreement earlier); (D) Executive has seven (7) days following the date that he signs this Release Agreement to revoke the Release Agreement by providing written notice to an officer of the Company; and (E) this Release Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after Executive signs this Release Agreement. Both Executive and the Company acknowledge that each has read and understands Section 1542 of the California Civil Code which reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
Both Executive and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to each party’s release of any claims hereunder.

Mutual Nondisparagement.
(a) Nondisparagement by Executive. At all times following the cessation of the Executive's employment with the Company, the Executive agrees not to make negative comments or statements about, or otherwise criticize or disparage, in any format or through any medium, the Company or any entity controlled by, controlling or under common control with the Company ("Affiliates") or any of the officers, directors, managers, employees, services, operations, investments or products of the Company or any of its Affiliates. For purposes of the foregoing sentence, disparagement shall include, but not be limited to, negative comments or statements intended or reasonably likely to be harmful or disruptive to a person’s or entity’s respective business, business reputation, business operations, or personal reputation.
(b) Nondisparagement by Designated Company Representatives. At all times following the cessation of the Executive's employment with the Company, the Company agrees not to publish, and agrees to cause the Designated Company Representatives not to make, negative comments or statements about, or otherwise criticize or disparage, in any format or through any medium, the Executive. For purposes of the foregoing sentence, disparagement shall include, but not be limited to, negative comments or statements intended or reasonably likely to be harmful or disruptive to a person’s business reputation or personal reputation. For

EXHIBIT 10.5

purposes of this sub-section (b), the “Designated Company Representatives” are (i) all executive officers of the Company while serving in such capacity and (ii) all members of the Board of Directors while serving in such capacity.

(c) The foregoing sub-sections (a) and (b) shall not be violated by truthful comments or statements (i) made in response to legal process, in required governmental testimony or filings, in judicial, administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), in compliance with law, administrative rule, or regulation, or made pursuant to a court or administrative order, or in connection with reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, (ii) made by members of the Board of Directors in the course of meetings or discussions of the Board of Directors (or any committee thereof) or in communications between members of the Board of Directors and the Executive, and not disclosed to the public, (iii) made by a member of the Board of Directors in the good faith belief that the statements are required for the proper discharge of his or her fiduciary duties, or (iv) made by the Board of Directors in connection with a termination of the Executive for Cause.

[Signature Page Follows]

EXHIBIT 10.5

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto signed this Agreement, as of the date set forth below.

EXECUTIVE

Name:
Andrew P. Stone

Date:

COMPANY

Name:

Date:

EXHIBIT 10.5

GROUP TERMINATION

EXHIBIT B

RELEASE AGREEMENT
Except as otherwise set forth in this Release Agreement or in Sections 7 and 18 of the Employment Agreement between Andrew P. Stone and Redwood Trust, Inc., Andrew P. Stone (“Executive”) hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date Executive signs this Release Agreement. The Company, its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns, hereby releases Executive and his heirs, executors, successors and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date the Company signs this Release Agreement. This general mutual release includes, but is not limited to: (A) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; (B) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (C) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (D) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (E) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended); provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify Executive pursuant to agreement, the Company’s bylaws or binding resolutions, or applicable law.
Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, and that the consideration given under his Employment Agreement with the Company for the waiver and release in the preceding paragraph hereof is in addition to anything of value to

EXHIBIT 10.5

which he was already entitled. Executive further acknowledges that he has been advised by this writing, as required by the ADEA, that: (A) this waiver and release does not apply to any rights or claims that may arise after the date Executive signs this Release Agreement; (B) Executive should consult with an attorney prior to signing this Release Agreement (although Executive may choose voluntarily not do so); (C) Executive has forty-five (45) days to consider this Release Agreement (although he may choose voluntarily to sign this Release Agreement earlier); (D) Executive has seven (7) days following the date that he signs this Release Agreement to revoke the Release Agreement by providing written notice to an officer of the Company; (E) this Release Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after Executive signs this Release Agreement; and (F) Executive has received with this Release Agreement a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.
Both the Executive and the Company acknowledge that each has read and understands Section 1542 of the California Civil Code which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
Both the Executive and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to each party’s release of any claims hereunder.

Mutual Nondisparagement.
(a) Nondisparagement by Executive. At all times following the cessation of the Executive's employment with the Company, the Executive agrees not to make negative comments or statements about, or otherwise criticize or disparage, in any format or through any medium, the Company or any entity controlled by, controlling or under common control with the Company ("Affiliates") or any of the officers, directors, managers, employees, services, operations, investments or products of the Company or any of its Affiliates. For purposes of the foregoing sentence, disparagement shall include, but not be limited to, negative comments or statements intended or reasonably likely to be harmful or disruptive to a person’s or entity’s respective business, business reputation, business operations, or personal reputation.
(b) Nondisparagement by Designated Company Representatives. At all times following the cessation of the Executive's employment with the Company, the Company agrees not to publish, and agrees to cause the Designated Company Representatives not to make, negative comments or statements about, or otherwise

EXHIBIT 10.5

criticize or disparage, in any format or through any medium, the Executive. For purposes of the foregoing sentence, disparagement shall include, but not be limited to, negative comments or statements intended or reasonably likely to be harmful or disruptive to a person’s business reputation or personal reputation. For purposes of this sub-section (b), the “Designated Company Representatives” are (i) all executive officers of the Company while serving in such capacity and (ii) all members of the Board of Directors while serving in such capacity.
(c) The foregoing sub-sections (a) and (b) shall not be violated by truthful comments or statements (i) made in response to legal process, in required governmental testimony or filings, in judicial, administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), in compliance with law, administrative rule, or regulation, or made pursuant to a court or administrative order, or in connection with reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, (ii) made by members of the Board of Directors in the course of meetings or discussions of the Board of Directors (or any committee thereof) or in communications between members of the Board of Directors and the Executive, and not disclosed to the public, (iii) made by a member of the Board of Directors in the good faith belief that the statements are required for the proper discharge of his or her fiduciary duties, or (iv) made by the Board of Directors in connection with a termination of the Executive for Cause.

[Signature Page Follows]

EXHIBIT 10.5

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto signed this Agreement, as of the date set forth below.

EXECUTIVE

Name:
Andrew P. Stone

Date:

COMPANY

Name:

Date: